Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-124165) of Odimo Incorporated of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2010 with respect to our audit of the financial statements of Odimo Incorporated as of December 31, 2009 and for the year then ended which report is included in the Annual Report on Form 10-K of Odimo Incorporated for the year ended December 31, 2010.
Marcum LLP
Fort Lauderdale, Florida
March 30, 2011